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                                                                    EXHIBIT 5.01

                                                                435 Sixth Avenue
                                                       Pittsburgh, PA 15219-1886
                                                                    412.288.3131
                                                                Fax 412.288.3063


                                 August 20, 2003


Equitable Resources, Inc.
301 Grant Street
One Oxford Centre, Suite 3300
Pittsburgh, Pennsylvania 15219

         RE: EXCHANGE OFFER OF $200,000,000 OF 5.15% NOTES DUE 2018 FOR UP TO $200,000,000 OF 5.15% NOTES DUE 2018
                -------------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel for Equitable Resources, Inc., a Pennsylvania corporation (the "COMPANY"), in connection with the proposed offer (the "EXCHANGE OFFER") to exchange an aggregate principal amount of up to $200,000,000 of the Company's 5.15% Notes due 2018 (the "EXCHANGE NOTES") for up to $200,000,000 of its 5.15% Notes due 2018 (the "ORIGINAL NOTES") pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "SECURITIES ACT"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "REGISTRATION STATEMENT." The Exchange Notes are to be issued pursuant to the Indenture (the "INDENTURE"), dated as of July 1, 1996, between the Company and The Bank of New York (as successor to the Bank of Montreal Trust Company), as trustee. As used herein, "REGISTRATION RIGHTS AGREEMENT" refers to the registration rights agreement, dated February 27, 2003, among the Company and the initial purchasers of the Original Notes.

     For purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of this opinion, including the following documents:

     (i) executed Officer's Declaration dated as of February 20, 2003 (the "OFFICER'S DECLARATION");

     (ii)    executed counterparts of the Indenture; and

     (iii)   executed counterparts of the Registration Rights Agreement.

     The documents referred to in paragraphs (ii) and (iii) above, together with the Exchange Notes, are referred to herein as the "TRANSACTION DOCUMENTS."

  LONDON NEW YORK LOS ANGELES SAN FRANCISCO WASHINGTON, D.C. PHILADELPHIA PITTSBURGH OAKLAND PRINCETON FALLS CHURCH WILMINGTON NEWARK MIDLANDS, U.K.
        CENTURY CITY  RICHMOND  HARRISBURG  LEESBURG  WESTLAKE VILLAGE

                                  reedsmith.com

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Equitable Resources, Inc.                                             Reed Smith
August 20, 2003
Page 2

     In making such examination and in rendering the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostat copies and the authenticity of the originals of such latter documents.

     We have assumed that each of the parties to the Transaction Documents (other than the Company) has the power and authority and has taken the action necessary to authorize the execution and delivery of, and the performance of its obligations under, the Transaction Documents to which it is a party, that such Transaction Documents have been validly executed and delivered by each such party and are binding thereon, and that no consent, approval, authorization, declaration or filing by or with any governmental commission, board or agency, which has not been obtained or made, is required for the valid execution or delivery by such party of, or the performance of its obligations under, the Transaction Documents.

     As to matters of fact, we have relied with your permission upon the representations and warranties made in the Transaction Documents and upon certificates of public officials and of officers of the parties to the Transaction Documents, and we have assumed that such representations and warranties and certificates are accurate, complete and valid as of the date when made and as of the date hereof.

     Based on the foregoing, and subject to the exceptions, qualifications, limitations, assumptions and reliances stated herein, it is our opinion that:

     1. The Company has been duly incorporated and is validly existing and subsisting as a corporation under the laws of the Commonwealth of Pennsylvania.

     2. The Exchange Notes have been duly authorized by the Company, and when executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, and issued in accordance with the terms of the Indenture and the terms of the Officer's Declaration, will be validly issued and will constitute valid and binding obligations of the Company, except as may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the rights and remedies of creditors generally and general principles of equity.

     Our opinions are issued as of the date hereof and are limited to the laws now in effect as to which our opinions relate and facts and circumstances in existence on the date hereof, and we assume no undertaking to advise you of any changes in the opinions expressed herein as a result of any change in any laws, facts or circumstances which may come to our attention after the date hereof.

     We are licensed to practice law in the Commonwealth of Pennsylvania and the State of New York and do not hold ourselves out to be experts on, or generally familiar with or qualified to express a legal opinion on, the laws of any jurisdiction other than those of the Commonwealth of Pennsylvania and the State of New York. The opinions expressed herein are limited to matters governed by the laws of the Commonwealth of Pennsylvania and the State of New York, in each case as presently enacted and

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Equitable Resources, Inc.                                             Reed Smith
August 20, 2003
Page 3

construed. The Indenture is governed by the laws of the State of New York.

     We hereby consent to the filing of this opinion in Exhibit 5.1 to the Registration Statement. We also consent to the discussion of our opinion in the prospectus relating to the Exchange Notes and the reference to our firm under the heading "Legal Matters" in such prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the Commonwealth of Pennsylvania or the State of New York be changed by legislative action, judicial decision or otherwise.

                                               Yours truly,

                                               /s/ Reed Smith LLP

JJB:RCG:JML